Exhibit 10.16

[HENRY COMPANY(R) LOGO]

December 9, 2002

Jeffrey A. Wahba

Chief Financial Officer

Henry Company

2911 Slauson Avenue

Huntington Park, California 90255

Re:       Revised Incentive Compensation

Dear Jeff:

This letter is to set forth certain agreements relating to the Incentive Compensation Agreement (the “Incentive Agreement”) dated as of December 22, 1988 and amended and restated as of August 1,1994, between the Henry Company (“Company”) and you. In consideration of the foregoing, the Company and you hereby agree as follows:

1.             The Deferred Benefit Amount set forth in the Incentive Agreement is hereby fixed at $288,350 and is fully vested. The Company agrees to pay this amount in full to you within 60 days of the date of this Agreement. Upon payment of the Deferred Benefit Amount, the Incentive Agreement will terminate automatically, without any further action on your or our part, and thereafter shall have no force and effect.

2.             The Company will pay you minimum annual cumulative bonus payments of $50,000 for the years ending December 31, 2002 through December 31, 2008 (seven years’ cumulative minimum total of $350,000). All bonuses received for 2002 through 2008 will be counted against the minimums and applied first against the 2002 minimum, then 2003, and so forth.

If you leave the Company’s employment before December 31, 2008, the amount of minimum cumulative bonus due you will be $50,000 times the number of full years employed after December 31, 2001, plus $4,166 times the number of full months in a partial year employed after December 31, 2001, less all bonuses (including minimum bonuses) previously paid related to periods after December 31, 2001.

3.             The Company has indicated its intent relating to a long-term incentive compensation arrangement, a copy of which is attached hereto.  Event of sale payments pursuant to such arrangement or otherwise will not be considered bonuses that would be applied against the minimum bonus set forth above.

4.             Upon payment of the existing Deferred Benefit Amount of $288,350 the guarantee by Mr. Warner Henry pursuant to the agreement dated August 9, 2001, 2001 will be extinguished and will have no force and effect.

Upon your signature set forth below, this letter will be a binding agreement between us.

Henry Company

By:	/s/ Warner W. Henry
Warner W. Henry
Chief Executive Officer

By:	/s/ William H. Baribault
William H. Baribault
Chief Operating Officer

Accepted and Agreed this 9th
day of December, 2002:

/s/ Jeffrey A. Wahba
Jeffrey A. Wahba